Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-134119


                           Prospectus Supplement No. 1

                            To Reoffer Prospectus of

                          AURORA OIL & GAS CORPORATION

                        2,039,996 Shares of Common Stock

                                ---------------

      This prospectus supplement, dated July 5, 2006 (this "Supplement"), supplements our reoffer prospectus filed as part of our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 15, 2006 (the "Prospectus"), relating to the resale by certain of our shareholders of shares of our common stock, par value $0.01 per share, which they received from us pursuant to our 2006 Stock Incentive Plan (the "2006 Plan"), 2004 Equity Incentive Plan (the "2004 Plan"), Equity Compensation Plan for Non-Employee Directors (the "Equity Incentive Plan"), or 1997 Stock Option Plan (the "1997 Plan"). Some of these shareholders may be considered our "affiliates," as defined in Rule 405 under the Securities Act of 1933, as amended.

      You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

                              SELLING SHAREHOLDERS

      The information set forth under the caption "Selling Shareholders" in the Prospectus is amended and restated in its entirety as follows:

      This Supplement relates to shares of our common stock that are registered for reoffers and resale by selling shareholders who have acquired or may acquire shares of common stock pursuant to the 2006 Plan, 2004 Plan, Equity Incentive Plan, and 1997 Plan and who may be deemed "affiliates" of the Company.

      Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire our common stock under the 2006 Plan, 2004 Plan, Equity Incentive Plan, or 1997 Plan may be added to the selling shareholders list below by the use of future prospectus supplements filed with the Securities and Exchange Commission. The number of shares to be sold by any selling shareholder may be increased or decreased by the use of future prospectus supplements filed with the Securities and Exchange Commission. Although the selling shareholders' names are included in the table below, neither we nor any of those selling shareholders are making an admission that the named persons are our "affiliates."

      The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling shareholder at June 29, 2006, (ii) the number of shares of our common stock to be offered for resale by each selling shareholder (i.e. the number of shares underlying all stock options held by the selling shareholder and restricted shares issued under any of the 2006 Plan, 2004 Plan, Equity Incentive Plan, and 1997 Plan, whether vested or unvested) and
(iii) the number and percentage of shares of our common stock to be held by each selling shareholder after completion of the offering.

      Unless otherwise specified, the address of each of the persons set forth below is in care of Aurora Oil & Gas Corporation, 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan, 49684.

                         Shares of
                           Common                                  Shares of Common Stock Owned
                        Stock Owned           Shares of                  after Offering(2)
Name of Selling             Prior            Common Stock       ----------------------------------
Shareholder(1)          to Offering(2)        to be Sold            Number              Percent
---------------         --------------      --------------      --------------      --------------
Lorraine M. King               450,000             250,000             200,000                   *

Gary J. Myles                  487,798             429,998              57,800                   *

Earl V. Young                  616,204             429,998             186,206                   *

Kevin D. Stulp                 707,500             250,000             457,500                   *

Richard Deneau                 200,000             200,000                  --                  --

William W. Deneau            4,432,500             200,000           4,232,500                 5.2%

John V. Miller               3,289,762              40,000           3,249,762                 4.0%

Thomas Tucker                3,888,194              40,000           3,848,194                 4.7%

---------------
*     Less than 1%.

(1)   All individuals named are officers or directors of the Company.

(2) Assumes (i) that all shares of common stock registered hereunder are sold by the selling shareholder for which the calculation is being presented and by none of the other selling shareholders, and (ii) total issued and outstanding shares of common stock of (A) 81,965,017, plus (B) for each selling shareholder, the number of shares of common stock registered hereunder.

      Information concerning the selling shareholders may change from time to time and will be set forth in future supplements. Full and complete copies of this Supplement and the Prospectus will be provided upon request.

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 of the Prospectus to read about certain risks you should consider before buying shares of our common stock.

                                 ---------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Supplement is July 5, 2006.